NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE –OR-EXERCISABLE] HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $__________	Issue Date: August 14, 2009

SECURED CONVERTIBLE PROMISSORY NOTE

          FOR VALUE RECEIVED, LIBERTY STAR URANIUM & METALS CORP., a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to ALPHA CAPITAL ANSTALT, Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein, Fax: 011-42-32323196 (the “Holder”) or its registered assigns or successors in interest or order, without demand, the sum of ______________________________________________________ Dollars ($_________) (“Principal Amount”), on August 14, 2010 (the “Maturity Date”), if not sooner paid.

          This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower, the Holder and certain other holders (the “Other Holders”) of convertible promissory notes (the “Other Notes”), dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I

INTEREST; AMORTIZATION

                     1.1. Interest Rate. Subject to Section 6.7 hereof, interest payable on this Note shall accrue on the outstanding Principal Amount at a rate per annum (the "Interest Rate") of twelve percent (12%). Interest on the outstanding Principal Amount shall accrue from the date of this Note and shall be payable in arrears together with, at the same time and in the same manner as payment of Principal Amount and on the Maturity Date, whether by acceleration or otherwise.

                    1.2.      Minimum Monthly Principal Payments. Amortizing payments of the outstanding Principal Amount of this Note and accrued interest shall commence on February 15, 2010 and on the same day of each month thereafter (each a “Repayment Date”) until the Principal Amount has been repaid in full, whether by the payment of cash or by the conversion of such Principal Amount and interest into Common Stock pursuant to the terms hereof. Subject to Section 2.1 and Article 3 below, on each Repayment Date, the Borrower shall make payments to the Holder in an amount equal to 20% of the initial Principal Amount, the amount of accrued but unpaid or unconverted interest on the entire Principal Amount as of such Repayment Date, and any other amounts which are then owing under this Note that have not been paid (collectively, the “Monthly Amount”). Amounts of conversions of Principal Amount made by the Holder or Borrower pursuant to Section 2.1 or Article III and amounts redeemed pursuant to Section 2.3 of this Note shall be applied first against outstanding fees and damages, then outstanding already payable accrued interest and then to Principal Amounts of not yet due Monthly Amounts commencing with the last Monthly Amount next payable and thereafter to Monthly Amounts in reverse chronological order. Any Principal Amount, interest and any other sum arising under this Note and the Subscription Agreement that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

                    1.3.      Mandatory Repayment. The entire Principal Interest and all other sums due under and in connection with this Note and the August 2009 Transaction Documents shall be immediately due and payable upon the Borrower’s receipt of the net proceeds from the sale and issuance by the Borrower and/or a Subsidiary of Borrower of Debt and/or Equity for the gross amount of $3,000,000 in a single or series of offerings of such debt and/or equity.

                    1.4.      Default Interest Rate. Following the occurrence and during the continuance of an Event of Default (as defined in Article IV), which, if susceptible to cure is not cured within twenty (20) days, otherwise then from the first date of such occurrence, the annual interest rate on this Note shall (subject to Section 6.7) be eighteen percent (18%). Such interest shall be due and payable together with regular scheduled Monthly Amounts.

ARTICLE II

CONVERSION AND REPAYMENT

                    2.1.      Payment of Monthly Amount in Cash or Common Stock. Subject to Sections 2.3 and 3.2 hereof, the Borrower shall pay the Monthly Amount on the applicable Repayment Date at the Borrower’s election, in either of the following manners: (i) in cash equal to 110% of the Principal portion of the Monthly Amount and 100% of all other components of the Monthly Amount, or (ii) with Common Stock at an applied conversion rate equal to the lesser of (A) the Fixed Conversion Price (as defined in section 3.1 hereof), or (B) seventy-five percent (75%) of the average daily closing bid prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the five trading days preceding such Repayment Date (as such amount may be adjusted as described herein). Amounts paid with cash or shares of Common Stock must be delivered to the Holder not later than three business days after the applicable Repayment Date. The Borrower must send notice to the Holder by confirmed telecopier not later than 6:00 PM, New York City time on the tenth calendar day preceding a Repayment Date notifying Holder of Borrower’s election to pay the Monthly Amount in cash or Common Stock. The Notice must state the amount of the Monthly Amount including a description of the components of such Monthly Amount and, to the extent possible, include supporting calculations. The same election must be made to all Holders and Other Holders. If such notice is not given, or is not timely given or if the Monthly Redemption Amount is not timely delivered, then the Holder shall at anytime thereafter have the right on three business days prior notice to the Borrower to elect to receive such Monthly Amount in cash or Common Stock as described in Sections (i) and (ii) above.

                    2.2.      Restriction on Payments in Kind. Notwithstanding anything to the contrary herein, the Borrower may not exercise its right to pay any portion of the Monthly Amount with Common Stock without the Holder’s consent unless on the day the Common Stock issued as payment of a Monthly Redemption Amount (a) an exemption from registration of the resale of shares of Common Stock to be issued in payment of the Monthly Amount is available to the Holder for the unrestricted public resale of the Conversion Shares pursuant to Rule 144(b)(1) of the 1933 Act without volume or manner of sale limitations, or such shares of Common Stock are included for the unrestricted pubic resale thereof in an effective registration statement filed with the Commission, (b) an Event of Default (or an event that with the passage of time or the giving of notice could become an Event of Default) hereunder has not occurred, (c) the delivery of such Common Stock to Holder is timely made, (d) the amount of Common Stock (based on the aggregate Conversion Price) that would be issued in satisfaction of the Monthly Amount may not exceed for the Holder and Other Holders, in the aggregate, who could receive such Common Stock, more than 40% of the aggregate daily trading volume of the Common Stock for the five trading days preceding such Repayment Date, as reported by Bloomberg L.P. for the Principal Market, and (e) the Principal Market is either the OTC Bulletin Board, American Stock Exchange, Nasdaq Capital Market, Nasdaq National Market, or New York Stock Exchange (“Listing Condition”) from and after thirty (30) days prior to a Repayment Date.

                    2.3.      Optional Redemption. Provided an Event of Default or an event which with the passage of time or the giving of notice would become an Event of Default is not pending, then the Borrower will have the option of prepaying the unpaid and unconverted Principal Amount then outstanding under this Note ("Optional Redemption"), in whole or in part in increments of not less than $100,000, or the entire outstanding balance if less than $100,000 in the aggregate on this Note, by paying to the Holder a sum of money equal to the Redemption Amount described below. Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Redemption Amount shall equal 125% of the outstanding Principal Amount being redeemed together with all interest accrued on this Note and all other amounts payable hereunder or pursuant to the Subscription Agreement. The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be twenty days after the date of the Notice of Redemption. A Notice of Redemption shall not be effective with respect to any portion of the principal amount under this Note for which the Holder has a pending election to convert or for which a Conversion Notice is given prior to the Redemption Payment Date. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has previously exercised its rights pursuant to Section 3.1, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) at the Holder’s election, such Notice of Redemption will be null and void or Holder may enforce the Notice of Redemption, (ii) Borrower will not have the right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default. A Notice of Redemption may be cancelled at the option of the Holder, if at any time during the Redemption Period an Event of Default, or an event which with the passage of time or giving of notice would become an Event of Default (whether or not such Event of Default has been cured), occurs. Notices of Redemption must be given to the Holder with respect to all amounts owed by Borrower to Holder in proportion to the outstanding Principal Amounts of the Notes held by the Holder on the date Notice of Redemption is given.

ARTICLE III

CONVERSION RIGHTS

                    3.1.      Holder’s Conversion Rights. Subject to Section 3.2, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest and fees due hereon, and any sum arising under the Subscription Agreement, and the August 2009 Transaction Documents, including but not limited to Liquidated Damages, into shares of Common Stock, subject to the terms and conditions set forth in this Article III, at the rate of $0.0025 per share of Common Stock (“Fixed Conversion Price”), as the same may be adjusted pursuant to this Note and the Subscription Agreement. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 3.3. Anything to the contrary herein notwithstanding, the Holder may convert up to one-fifth (1/5th) of the initial Principal Amount of this Note, on a cumulative basis, each 30 days following the initial 180 days after the Issue Date at a conversion price equal to the lesser of (i) the Fixed Conversion Price, or (ii) seventy-five percent (75%) of the average daily closing bid prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the five trading days preceding the date of the Notice of Conversion (as defined in Section 3.3) is given to the Borrower.

                    3.2.      Conversion Limitation. Neither Holder nor the Borrower may convert on any date that amount of the Note Principal or interest in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, Repayment Date, or interest payment date, as the case may be, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99% . The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may waive the conversion limitation described in this Section 2.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99% .

                    3.3.      Mechanics of Holder’s Conversion.

                                (a)      In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted. The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a “Conversion Date.” A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

                                (b)      Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel (if so required by the Borrower’s transfer agent), and, except as otherwise provided below, shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the beneficial holder of such shares of Common Stock, or, in the case that Borrower delivers physical certificates as set forth below, the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary. Notwithstanding the foregoing to the contrary, the Borrower or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if the registration statement providing for the resale of the shares of Common Stock issuable upon the conversion of this Note is effective and the Holder has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements and has provided representations accordingly. In the event that Conversion Shares cannot be delivered to the Holder via DWAC, the Borrower shall deliver physical certificates representing the Conversion Shares by the Delivery Date to an address designated by Holder in the U.S.

               3.4.      Conversion Mechanics.

                            (a)      The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article III shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price or the conversion price described in Section 3.1(ii), as applicable.

                            (b)      The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                                        A.      Merger, Sale of Assets, etc. If (A) the Borrower effects any merger or consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower, or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental

Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

                                        B.      Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                                        C.      Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                                         D.      Share Issuance. So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined in the Subscription Agreement), and except for payments to other Holders due on a Repayment Date, prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Fixed Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Fixed Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option if such issuance is at a price lower than the then applicable Fixed Conversion Price in effect upon such issuance and again at any time upon any actual, permitted, optional, or allowed issuances of shares of Common Stock upon any actual, permitted, optional, or allowed exercise of such conversion or purchase rights if such issuance is at a price lower than the Fixed Conversion Price in effect upon any actual, permitted, optional or allowed such issuance. The reduction of the Fixed Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement. Common Stock issued or issuable by the Borrower for no consideration will be deemed issuable or to have been issued for the par value per share of Common Stock. The reduction of the Fixed Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.

                              (c)      Whenever the Conversion Price is adjusted pursuant to Section 3.4(b) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

                    3.5.      Reservation. During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than one hundred seventy-five percent (175%) of the number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

                    3.6      Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Borrower. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and the Borrower is hereby expressly authorized to offset any such amounts mutually agreed upon by Borrower and Holder or pursuant to a judgment in Borrower’s favor against amounts then due under the Note.

ARTICLE IV

EVENTS OF DEFAULT

                    The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

                    4.1      Failure to Pay Principal or Interest. The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note or any Transaction Document when due and such failure continues for a period of five (5) business days after the due date.

                    4.2      Breach of Covenant. The Borrower breaches any material covenant or other term or condition of the Subscription Agreement, this Note or Transaction Document in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

                    4.3      Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, Transaction Document or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

                    4.4      Receiver or Trustee. The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

                    4.5      Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $50,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of forty-five (45) days.

                    4.6      Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

                    4.7      Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower.

                    4.8      Delisting. Delisting of the Common Stock from any Principal Market for a period of seven consecutive trading days; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Market.

                    4.9      Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension with respect to Borrower’s Common Stock that lasts for five or more consecutive trading days.

                    4.10      Failure to Deliver Common Stock or Replacement Note. Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note or the Subscription Agreement, or if required, a replacement Note.

                    4.11      Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty days prior written notice to the Holder.

                    4.12      Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document or other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

                    4.13      Reservation Default. Failure by the Borrower to have authorized and reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Subscription Agreement.

                    4.14      Financial Statement Restatement. The restatement of any financial statements filed by the Borrower for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

                    4.15      Event Described in Subscription Agreement. The occurrence of an Event of Default as described in the Subscription Agreement that, if susceptible to cure, is not cured during any designated cure period.

                    4.16      Other Note Default. The occurrence of any Event of Default under any Other Note that endures for longer than any applicable cure period in such Other Note.

ARTICLE V

PRIORITY

                    5.      Priority. The holder of this Note has been granted rights and benefits senior and superior to the rights granted to or held by other creditors and equity holders of the Borrower. These rights are described in the Subscription Agreement and the August 2009 Transaction Documents.

ARTICLE VI

MISCELLANEOUS

                    6.1      Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                    6.2      Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Liberty Star Uranium & Metals Corp., 5610 E. Sutler Lane, Tucson, Arizona 85712, Attn: James A. Briscoe, President, telecopier: (520) 844-1118, with a copy by telecopier only to: Clark Wilson LLP, 800-885 West Georgia Street, Vancouver, B.C. Canada, Attn: Bernard Pinsky, Esq., telecopier: (604) 687-6314, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

                    6.3      Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                    6.4      Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

                    6.5      Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

                    6.6      Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

                    6.7      Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

                    6.8.      Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

                    6.9      Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note or the Subscription Agreement.

                    6.10      Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

                    6.11      Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

                    6.12      Modification. The terms, provisions, convertability, enforcement and other matters relating to this Note may be modified, amended and controlled by a Majority in Interest as defined in the Subscription Agreement.

          IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of August, 2009.

LIBERTY STAR URANIUM & METALS CORP. |

By:________________________________
             Name:
             Title:

WITNESS:

______________________________________

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

          The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Liberty Star Uranium & Metals Corp. on August ___, 2009 into Shares of Common Stock of Liberty Star Uranium & Metals Corp. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion: ____________________________________________________________________

Conversion Price: ______________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of Liberty Star Uranium & Metals Corp.

Shares To Be Delivered: _________________________________________________________________

Signature: ____________________________________________________________________________

Print Name:  __________________________________________________________________________

Address:_____________________________________________________________________________

                ____________________________________________________________________________